VACCINOGEN 1, INC.

ARTICLES OF INCORPORATION

FIRST:             The undersigned, Michael L. Kranda, whose address is 5300 Westview Drive, Suite 406, Frederick, MD 21703, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND:        The name of the corporation (which is hereinafter called the “Corporation”) is:

Vaccinogen 1, Inc.

THIRD:            The Corporation is formed for the purpose of carrying on any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law (the “MGCL”) as now or hereafter in force.

FOURTH:        The address of the principal office of the Corporation in this State is 5300 Westview Drive, Suite 406, Frederick, MD 21703.

FIFTH:             The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

SIXTH:            The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 75,000,000 shares of Common Stock, $.0001 par value per share, and (ii) 50,000,000 shares of Preferred Stock, $.0001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares having a par value is $12,500.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.          Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the charter of the Corporation (the “Charter”)) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

B.	SERIES AA PREFERRED STOCK PREFERRED STOCK

15,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series AA Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article SIXTH refer to sections and subsections of Part B of this Article SIXTH.

1.           Dividends.

1.1          Definition.    The “Series AA Original Issue Price” shall mean $9.0797 per share, as and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series AA Preferred Stock.

1.2          Series AA Accruing Dividends.          Dividends shall accrue on each share of Series AA Preferred Stock from the date of issuance of such share at the rate per annum of 7% times the Series AA Original Issue Price (the “Series AA Accruing Dividends”). Series AA Accruing Dividends shall accrue from day to day from the date each share of Series AA Preferred Stock has been issued, whether or not declared, and shall be cumulative. Any Series AA Accruing Dividends that have accrued between January 1 and December 31 of each year shall be payable on the 15th day following the end of each calendar year (each such accrual time period, a “Series AA Dividend Period”), but only when, as, and if authorized by the Board of Directors and declared by the Corporation.

1.3          Payments to Holders of Series AA Preferred Stock.    The Corporation may, in lieu of paying all or any portion on any Series AA Accruing Dividends in cash, issue to each holder of Series AA Preferred Stock additional shares of Series AA Preferred Stock, based on the following formula: (1) the amount of Series AA Accruing Dividends payable to such holder that will be paid in Series AA Preferred Stock; divided by (2) the Series AA Original Issue Price (a “Series AA PIK Dividend”). No fractional shares of Series AA Preferred Stock shall be issued as a dividend, but the Corporation shall pay cash equal to the factional share of Series AA Preferred Stock that such holder would have received, multiplied by the Series AA Original Issue Price.

1.4          Limit on Dividends.    The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock and the issuance to the holders of Series B Preferred Stock (as defined in Part C of this Article SIXTH) of Series B PIK Dividends (as defined in Part C of this Article SIXTH)) unless the holders of the Series AA Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series AA Preferred Stock in an amount at least equal to the aggregate Series AA Accruing Dividends for all completed Series AA Dividend Periods, which have not been previously paid in accordance with Section 1.2 and 1.3.

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2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Payments to Holders of Series AA Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series AA Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Series B Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series AA Original Issue Price, plus any dividends accrued but unpaid thereon (whether or not declared), on all outstanding shares Series AA Preferred Stock or (ii)  such amount per share as would have been payable had all shares of Series AA Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series AA Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series AA Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series AA Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2          Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series AA Preferred Stock, the Series B Preferred Stock and any other stock with rights upon liquidation senior to the Common Stock (“Senior Stock”), the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.

2.3          Deemed Liquidation Events.

2.3.1         Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (x) the holders of at least a majority of the outstanding shares of Series AA Preferred Stock and (y) the holders of at least a majority of the outstanding shares of Series B Preferred Stock (each of (x) and (y) voting as a separate class) elect otherwise by written notice sent to the Corporation at least 5 days prior to the effective date of any such event (and the Corporation consents to such election):

(a)          a merger or consolidation in which

(i)	the Corporation is a constituent party, or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

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except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2.3.1, all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged) (such excepted type of merger or consolidation, a “Non-Change of Control Merger”); or

(b)          the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation; or

(c)          the approval by the Board of Directors of a liquidation and/or dissolution of the Corporation.

2.3.2      Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 of this Part B and Subsections 2.1, 2.2 and 2.3.2(c) of Part C of this Article SIXTH.

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(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b), and if the Corporation does not effect a dissolution of the Corporation under the MGCL within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series AA Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Series AA Preferred Stock, and (ii) if the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the Available Proceeds (as defined below), to the extent legally available therefor, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series AA Preferred Stock at a price per share equal to the Series AA Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series AA Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series AA Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series AA Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business. “Available Proceeds” shall mean the consideration received by the Corporation for a Deemed Liquidation Event referred to in Subsections 2.3.1(a)(ii) or 2.3.1(b) (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders.

(c)          Notwithstanding Section 2.3.2(b), in the event that a Deemed Liquidation Event does not result in a Change of Control, the holders of the Common Stock, Series AA Preferred Stock and the Series B Preferred Stock, voting together as a class, may determine that such event is not a Deemed Liquidation Event by a vote or consent within 10 days of notice from the Corporation of such Deemed Liquidation Event. “Change of Control” shall mean one or more transactions resulting in either: (a) a merger or consolidation other than a Non-Change of Control Merger; or (b) the sale, lease, transfer, exclusive license or other disposition in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is (1) to an entity in which the Corporation owns, directly or indirectly, at least 80% of the outstanding equity of such entity or (2) is pro rata among the stockholders of the Corporation based on the stockholders respective preferences and liquidation rights pursuant to a dissolution of the Corporation.

2.3.3        Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to the holders of shares Common Stock, the holders of shares of Series AA Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of any other outstanding class or series of stock by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors and allocated in accordance with this Section 2.

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2.3.4        Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 of this Part B and Subsections 2.1, 2.2 and 2.3.2(c) of Part C of this Article SIXTH as if the Initial Consideration was the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 of this Part B and Subsections 2.1, 2.2 and 2.3.2(c) of Part C of this Article SIXTH after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.           Voting.

3.1          General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series AA Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series AA Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Charter, holders of Series AA Preferred Stock shall vote together with the holders of Series B Preferred Stock and Common Stock as a single class.

3.2          Election of Directors. The holders of record of the shares of Series AA Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the holders of a majority of the outstanding Series AA Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series AA Preferred Stock fail to elect a director to fill the directorship pursuant to the first sentence of this Subsection 3.2, then the directorship not so filled shall remain vacant until such time as the holders of the Series AA Preferred Stock elect such director. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series AA Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote (or written consent in lieu of a meeting) of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series AA Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the date of the original issuance of any Shares of Series AA Preferred Stock on which there are issued and outstanding less than half of the maximum number of shares of Series AA Preferred Stock as were outstanding at any time (the “Series AA Termination Date”).

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4.          Optional Conversion.

The holders of the Series AA Preferred Stock shall have Series AA Conversion Rights as follows (the “Series AA Conversion Rights”):

4.1         Right to Convert.

4.1.1          Conversion Ratio. Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series AA Original Issue Price by the Series AA Conversion Price (as defined below) in effect at the time of conversion. The “Series AA Conversion Price” shall initially be equal to $9.0797. Such initial Series AA Conversion Price, and the rate at which shares of Series AA Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2          Termination of Series AA Conversion Rights. In the event of a notice of redemption of any shares of Series AA Preferred Stock pursuant to Section 6, the Series AA Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Series AA Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Series AA Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series AA Preferred Stock.

4.2        Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series AA Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series AA Preferred Stock that the holder is converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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4.3         Mechanics of Conversion.

4.3.1          Notice of Conversion. In order for a holder of Series AA Preferred Stock to voluntarily convert shares of Series AA Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series AA Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series AA Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series AA Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Series AA Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series AA Conversion Time, (i) issue and deliver to such holder of Series AA Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series AA Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series AA Preferred Stock converted.

4.3.2          Reservation of Shares. The Corporation shall at all times when the Series AA Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series AA Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series AA Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series AA Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Charter. Before taking any action which would cause an adjustment reducing the Series AA Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series AA Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series AA Conversion Price.

4.3.3          Effect of Conversion. All shares of Series AA Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series AA Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued but unpaid thereon. Any shares of Series AA Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series AA Preferred Stock accordingly.

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4.3.4          No Further Adjustment. Upon any such conversion, no adjustment to the Series AA Conversion Price shall be made for any declared but unpaid dividends on the Series AA Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5          Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series AA Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series AA Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4         [RESERVED].

4.5         Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of Series AA Preferred Stock (the “Series AA Original Issuance Date”) effect a subdivision of the outstanding Common Stock, the Series AA Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock, the Series AA Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective immediately upon the effectiveness of the subdivision or combination.

4.6         Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series AA Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series AA Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

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Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series AA Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series AA Conversion Price shall be adjusted pursuant to this subsection 4.6(2)(a) as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series AA Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock on the date of such event.

4.7          Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series AA Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property (other than cash), then and in each such event provision shall be made so that the holders of the Series AA Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation or property which they would have been entitled to receive had the Series AA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series AA Preferred Stock; provided, however, that no such provision shall be made if the holders of Series AA Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or property in an amount equal to the amount of such securities or property as they would have received if all outstanding shares of Series AA Preferred Stock had been converted into Common Stock on the date of such event.

4.8          Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series AA Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series AA Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series AA Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series AA Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series AA Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series AA Preferred Stock.

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4.9         Series AA Qualified Public Offering. The closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended is a “Public Offering.” A Public Offering in which (a) shares of Common Stock are sold at a price of at least the Series AA Original Issue Price, plus any dividends accrued but unpaid thereon (whether or not declared), per share, and (b) the Corporation receives $75,000,000 of gross proceeds to the Corporation is a “Series AA Qualified Public Offering.”

5.          Change in Conversion Price upon Certain Issuances of Additional Series B Preferred. In the event that the Corporation issues, as required by Sections 4.2 of the Investors’ Rights Agreement (Series B Preferred Stock), dated as of June 24, 2010 (the “Series B Investors’ Rights Agreement”), by and among Vaccinogen, Inc., a Delaware corporation (“Vaccinogen DE”), Intracel Holding Corporation, a Delaware corporation and the other investors listed on Schedule A thereto, as may be amended from time to time, or pursuant to Section 4.11 of Part C hereof, additional Series B Preferred Stock (a “Mandatory Series B Issuance”), the Series AA Conversion Price shall be adjusted so that, immediately after each such Mandatory Series B Issuance and such adjustment, the new Series AA Conversion Price will entitle the holders of the Series AA Preferred Stock, in the aggregate, to convert such shares of Series AA Preferred Stock into such percentage of the outstanding Common Stock, on a fully-diluted and as-converted basis, as such holders of Series AA Preferred Stock were entitled to convert immediately prior to the issuance of the Mandatory Series B Issuance.

5.1         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series AA Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AA Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series AA Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series AA Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series AA Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series AA Preferred Stock.

5.2         Notice of Record Date. In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series AA Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

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(a)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(b)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series AA Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series AA Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series AA Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

6.           Mandatory Conversion.

6.1          Trigger Events. Upon either (a) the closing of a Series AA Qualified Public Offering; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Series AA Conversion Time”), (i) all outstanding shares of Series AA Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

6.2          Procedural Requirements. All holders of record of shares of Series AA Preferred Stock shall be sent written notice of the Mandatory Series AA Conversion Time and the place designated for mandatory conversion of all such shares of Series AA Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Series AA Conversion Time. Upon receipt of such notice, each holder of shares of Series AA Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series AA Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Series AA Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Series AA Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series AA Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series AA Preferred Stock converted. Such converted Series AA Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series AA Preferred Stock accordingly.

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7.           Redemption.

7.1          Mandatory Redemption. On or after February 5, 2015 (the “Series AA Fifth Anniversary Date”), the Corporation shall, upon the request of the holders of at least a majority of the then outstanding shares of Series AA Preferred Stock, redeem all outstanding shares of Series AA Preferred Stock, out of funds lawfully available therefor, at a price equal to the Series AA Original Issue Price per share, plus all accrued but unpaid dividends thereon (whether or not declared) (the “Series AA Mandatory Redemption Price”). The redemption shall occur not more than 120 days after the request and the date of such redemption shall be referred to as a “Mandatory Redemption Date.” On the Mandatory Redemption Date, the Corporation shall redeem the outstanding shares of Series AA Preferred Stock. If the Corporation does not have sufficient funds legally available to redeem on any Mandatory Redemption Date all shares of Series AA Preferred Stock to be redeemed Series AA Preferred Stock on such Mandatory Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore.

7.2          Optional Redemption. At any time, shares of Series AA Preferred Stock may be redeemed by the Corporation, at its election, out of funds lawfully available therefor at a price equal to the Series AA Original Issue Price per share, plus all accrued but unpaid dividends thereon (whether or not declared) and, if such redemption is prior to the Series AA Fifth Anniversary Date, plus all dividends that would accrue on the Series AA Preferred Stock through the Series AA Fifth Anniversary Date (the “Series AA Optional Redemption Price”). The date of any such redemption shall be referred to as a “Optional Redemption Date.” If the Corporation does not redeem all outstanding shares of Series AA Preferred Stock on any Optional Redemption Date, the Corporation may redeem a pro rata portion of each holder’s redeemable shares of such capital stock. Nothing in this Section 6 shall be deemed to limit the Corporation’s power to repurchase shares of Series AA Preferred Stock in a negotiated transaction with one or more stockholders.

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7.3          Series AA Redemption Notice. The Corporation shall send written notice of the mandatory or optional redemption (the “Series AA Redemption Notice”) to each holder of record of Series AA Preferred Stock not less than 30 days prior to a Mandatory Redemption Date or Optional Redemption Date, as applicable. Each Series AA Redemption Notice shall state:

(a)          the number of shares of Series AA Preferred Stock held by the holder that the Corporation shall redeem on the Mandatory Redemption Date or Optional Redemption Date, as applicable, specified in the Series AA Redemption Notice;

(b)          the Mandatory Redemption Date or Optional Redemption Date, as applicable, and the Series AA Mandatory Redemption Price or the Series AA Optional Redemption Price, as applicable;

(c)          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)          that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series AA Preferred Stock to be redeemed.

7.4          Surrender of Certificates; Payment. On or before the Mandatory Redemption Date or Optional Redemption Date, as applicable, each holder of shares of Series AA Preferred Stock to be redeemed on such date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Series AA Redemption Notice, and thereupon the Series AA Mandatory Redemption Price or Series AA Optional Redemption Price, as applicable, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series AA Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series AA Preferred Stock shall promptly be issued to such holder.

7.5          Rights Subsequent to Redemption. If the Series AA Redemption Notice shall have been duly given, and if on the applicable Mandatory Redemption Date or Optional Redemption Date, the Series AA Mandatory Redemption Price or Series AA Optional Redemption Price, as applicable, payable upon redemption of the shares of Series AA Preferred Stock to be redeemed on such redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series AA Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series AA Preferred Stock shall cease to accrue after such Mandatory Redemption Date or Optional Redemption Date, as applicable, and terminate all rights with respect to such shares shall forthwith after the applicable Mandatory Redemption Date or Optional Redemption Date terminates, except only the right of the holders to receive the Series AA Mandatory Redemption Price or Series AA Optional Redemption Price, as applicable, without interest upon surrender of their certificate or certificates therefore (subject to applicable escheat laws).

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8.           Redeemed or Otherwise Acquired Shares. Any shares of Series AA Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series AA Preferred Stock following redemption.

9.           Transfer Restrictions on Series AA Preferred Stock. The Series AA Preferred Stock may not be transferred, except in accordance with (a) the redemption or Series AA Conversion Rights contained in this Charter; or (b) in accordance with the Amended and Restated Investor Rights Agreement (Series AA Preferred Stock), dated as of June 24, 2010, among the initial purchasers of the Series AA Preferred Stock, the holders of the Common Stock listed therein and Vaccinogen DE, as may be amended from time to time.

10.          Waiver. Any of the rights, powers, preferences and other terms of the Series AA Preferred Stock set forth herein may be waived on behalf of all holders of Series AA Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series AA Preferred Stock then outstanding.

11.          Notices. Any notice required or permitted by the provisions of this Article SIXTH to be given to a holder of shares of Series AA Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the MGCL, and shall be deemed sent upon such mailing or electronic transmission.

C.	SERIES B PREFERRED STOCK PREFERRED STOCK

35,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series B Preferred Stock will be junior in liquidation preference to (i) the Series AA Preferred Stock and (ii) any series of stock issued in the future by the Corporation at a price reflecting a pre-money valuation of the Corporation greater than One-Hundred-Eighty Million Dollars ($180,000,000) (together with the Series AA Preferred Stock, “Senior Preferred Stock”), but will be senior in liquidation preference to Common Stock and any stock that is not Senior Preferred Stock. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part C of this Article SIXTH refer to sections and subsections of Part C of this Article SIXTH.

1.           Dividends.

1.1          Definition. The “Series B Original Issue Price” shall mean $9.0797 per share, as and subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock.

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1.2          Series B Accruing Dividends.  Dividends shall accrue on each share of Series B Preferred Stock from the date of issuance of such share at the rate per annum of 7% times the Series B Original Issue Price (the “Series B Accruing Dividends”). Series B Accruing Dividends shall accrue from day to day from the date each share of Series B Preferred Stock has been issued, whether or not declared, and shall be cumulative. Any Series B Accruing Dividends that have accrued between January 1 and December 31 of each year shall be payable on the 15th day following the end of each calendar year (each such accrual time period, a “Series B Dividend Period”), but only when, as, and if authorized by the Board of Directors and declared by the Corporation.

1.3          Payments to Holders of Series B Preferred Stock. The Corporation may, in lieu of paying all or any portion on any Series B Accruing Dividends in cash, issue to each holder of Series B Preferred Stock additional shares of Series B Preferred Stock, based on the following formula: (1) the amount of Series B Accruing Dividends payable to such holder that will be paid in Series B Preferred Stock; divided by (2) the Series B Original Issue Price (a “Series B PIK Dividend”). No fractional shares of Series B Preferred Stock shall be issued as a dividend, but the Corporation shall pay cash equal to the factional share of Series B Preferred Stock that such holder would have received, multiplied by the Series B Original Issue Price.

1.4          Limit on Common Stock Dividends.   The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Series AA Preferred Stock (whether Series AA PIK Dividends or cash), on shares of any other class of Senior Preferred Stock and on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the aggregate Series B Accruing Dividends for all completed Series B Dividend Periods, which have not been previously paid in accordance with Section 1.2 and 1.3.

2.           Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Payments to Holders of Series B Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders after payment of the Series AA Liquidation Amount and after payment of the liquidation amount owed to any other Senior Preferred Stock, but before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Series B Original Issue Price, plus any dividends accrued but unpaid thereon (whether or not declared), on all outstanding shares Series B Preferred Stock or (ii) such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series B Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

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2.2         Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Senior Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock pro rata based on the number of shares held by each such holder.

2.3         Deemed Liquidation Events.

2.3.1       [RESERVED]

2.3.2       Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referenced in Subsection 2.3.1(a)(i) of Article Sixth, Part B unless the Merger Agreement provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.2(c) of this Part C and Subsections 2.1 and 2.2 of Part B of this Article SIXTH.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(ii) or 2.3.1(b) of Article Sixth, Part B, and, if the Corporation does not effect a dissolution of the Corporation under the MGCL, the Corporation shall use the Available Proceeds, to the extent legally available therefore and subject to the rights of the holders of the Series AA Preferred Stock and other Senior Preferred Stock, on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series B Preferred Stock at a price per share equal to the Series B Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Series B Available Proceeds are not sufficient to redeem all outstanding shares of Series B Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series B Preferred Stock to the fullest extent of such Series B Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Series B Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor.

(c)          Notwithstanding Section 2.3.2(b), in the event that a Deemed Liquidation Event does not result in a Change of Control, the holders of the Common Stock, Series AA Preferred Stock and the Series B Preferred Stock, voting together as a class, may determine that such event is not a Deemed Liquidation Event by a vote or with consent within 10 days of notice from the Corporation of such Deemed Liquidation Event.

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(d)          Notwithstanding anything to the contrary herein and in lieu of any other amounts due and payable on the Series B Preferred Stock, in the event of a Deemed Liquidation Event that results in a Change of Control that occurs on or prior to December 24, 2011, the Corporation shall pay fifty percent (50%) of the Available Proceeds, on a pro-rata basis, to the holders of the Series B Preferred Stock, and the remaining portion of the Available Proceeds (the “Remaining Available Proceeds”) shall be used to redeem outstanding shares of the Company’s capital stock as provided for in Subsection 2.3.2(b) and in Subsection 2.3.2(b) of Part B of this Article SIXTH (with the term “Remaining Available Proceeds” replacing the term “Available Proceeds”); provided, however, that in the event that the Remaining Available Proceeds are not sufficient to redeem all outstanding shares of Series AA Preferred Stock pursuant to Subsection 2.3.2(b) of Part B of this Article SIXTH, then the amount paid to the holders of the Series B Preferred Stock under this Subsection 2.3.2(c) shall be reduced to the minimum extent necessary to redeem the outstanding shares of Series AA Preferred Stock to the same extent that such shares would have been redeemed if this Subsection 2.3.2(c) did not apply. The rights of the holders of the Series B Preferred Stock set forth in this Section 2.3.2(c) shall not be affected in the event of a Recapitalization Event (as defined in Article FOURTEENTH), such that the rights of the shares of common stock issued to the holders of the Series B Preferred Stock in a Recapitalization Event shall vary from the rights of any other holder of common stock and entitle to such holders in the aggregate to receive payment of Available Proceeds pursuant to this Section 2.3.2(c) in the event of a Deemed Liquidation Event that results in a Change of Control that occurs on or prior to December 24, 2011.

(e)          The provisions of Subsections 6.2 through 6.4 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series B Preferred Stock pursuant to this Subsection 2.3.2(b) or Subsection 2.3.2(c). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b) or Subsection 2.3.2(c), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event, to pay the Series AA Liquidation Amount and the liquidation amount due any other holders of Senior Preferred Stock or in the ordinary course of business.

2.3.3       Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to the holders of shares Common Stock, the holders of shares of Series AA Preferred Stock, the holders of shares of Series B Preferred Stock and the holders of any other outstanding class or series of stock by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors and allocated in accordance with this Section 2.

2.3.4       Allocation of Escrow. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i) of Part B of this Article SIXTH, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2, and 2.3.2(c) of this Part C and Subsections 2.1 and 2.2 of Part B of this Article SIXTH as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1, 2.2 and 2.3.2(c) of this Part C and Subsections 2.1 and 2.2 of Part B of this Article SIXTH after taking into account the previous payment of the Initial Consideration as part of the same transaction.

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3.           Voting.

3.1          General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series B Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series B Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Charter, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

3.2          Election of Directors. The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect such number of directors so that the holders of the Series B Preferred Stock may elect 20% of the entire Board of Directors; provided that any fractional number shall be rounded down to the nearest whole number and that the holders of the Series B Preferred Stock shall be entitled to elect at least one director. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the holders of a majority of the outstanding Series B Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series B Preferred Stock fail to elect a director to fill the directorship pursuant to the first sentence of this Subsection 3.2, then the directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock elect such director. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series AA Preferred Stock and Series B Preferred Stock), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3.2, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote (or written consent in lieu of a meeting) of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3.2. The rights of the holders of the Series B Preferred Stock under the first sentence of this Subsection 3.2 shall terminate on the first date following the date of the original issuance of any Shares of Series B Preferred Stock on which there are issued and outstanding less than half of the maximum number of shares of Series B Preferred Stock as were outstanding at any time (the “Series B Termination Date”).

3.3          Series B Preferred Consent. Any action that (i) results in any amendment, alteration, or repeal of any provision of the Charter or the Bylaws of the Corporation (including any filing of Articles Supplementary), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series B Preferred Stock so as to affect it adversely, or (ii) approves or results in the payment of any dividend (in cash, stock or other property) to any series of Preferred Stock in a manner disproportionate to the Series B Preferred Stock, or (iii) results in the issuance of any series of stock (other than Senior Preferred Stock) by the Corporation that has more favorable rights, preferences, or privileges than the Series B Preferred Stock, or (iv) results in the issuance of any Senior Preferred Stock that has more favorable rights, preferences, or privileges (other than more favorable preferences in liquidation or payment of dividends) than the Series B Preferred Stock, shall require the approval of the holders of a majority of the Series B Preferred Stock. For clarity, Subsection 3.3(i) above is not intended to provide any holder of Series B Preferred Stock with any control or blocking rights in connection with any sale or issuance of capital stock or convertible securities, a Deemed Liquidation Event, or an amendment to the Corporation’s Charter or Bylaws if the rights of such holder are no more adversely and disproportionately affected than the rights of holders of other series of Preferred Stock.

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4.           Optional Conversion.

The holders of the Series B Preferred Stock shall have Series B Conversion Rights as follows (the “Series B Conversion Rights”):

4.1         Right to Convert.

4.1.1          Conversion Ratio. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be equal to $9.0797. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

4.1.2          Termination of Series B Conversion Rights. In the event of a notice of redemption of any shares of Series B Preferred Stock pursuant to Section 6, the Series B Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Series B Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Series B Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series B Preferred Stock.

4.2         Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock that the holder is converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

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4.3         Mechanics of Conversion.

4.3.1          Notice of Conversion. In order for a holder of Series B Preferred Stock to voluntarily convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Series B Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Series B Conversion Time, (i) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Series B Preferred Stock converted.

4.3.2          Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Charter. Before taking any action which would cause an adjustment reducing the Series B Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series B Conversion Price.

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4.3.3          Effect of Conversion. All shares of Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Series B Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 4.2 and to receive payment of any dividends accrued but unpaid thereon. Any shares of Series B Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

4.3.4          No Further Adjustment. Upon any such conversion, no adjustment to the Series B Conversion Price shall be made for any declared but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

4.3.5          Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.4         [RESERVED].

4.5         Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the issuance of Series B Preferred Stock (the “Series B Original Issuance Date”) effect a subdivision of the outstanding Common Stock, the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Series B Original Issue Date combine the outstanding shares of Common Stock, the Series B Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective immediately upon the effectiveness of the subdivision or combination.

4.6         Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series B Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series B Conversion Price then in effect by a fraction:

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(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series B Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series B Conversion Price shall be adjusted pursuant to this subsection 4.6(2)(a) as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

4.7          Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property (other than cash), then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the kind and amount of securities of the Corporation or property which they would have been entitled to receive had the Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series B Preferred Stock; provided, however, that no such provision shall be made if the holders of Series B Preferred Stock receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or property in an amount equal to the amount of such securities or property as they would have received if all outstanding shares of Series B Preferred Stock had been converted into Common Stock on the date of such event.

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4.8            Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series B Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series B Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

4.9            Series B Qualified Public Offering. A Public Offering in which (a) shares of Common Stock are sold at a price of at least the Series B Original Issue Price, plus any dividends accrued but unpaid thereon (whether or not declared), per share, and (b) the Corporation receives $75,000,000 of gross proceeds to the Corporation is a “Series B Qualified Public Offering.”

4.10          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series B Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

4.11          Issuance of Additional Series B Preferred. In the event that the Corporation is required by Section 4.2 of the Series B Investors’ Rights Agreement to issue additional Series B Preferred Stock, the Corporation shall issue to the holders of the Series B Preferred Stock, in the aggregate, additional shares of Series B Preferred Stock in an amount necessary to cause the holders of Series B Preferred Stock to own, in the aggregate, and following any other anti-dilution adjustments triggered by such issuance of Series B Preferred Stock, including the adjustment of the Series AA Conversion Price pursuant to Section 4.10 of Part B hereof, shares of Series B Preferred Stock convertible into such percentage of the outstanding Common Stock on a fully-diluted and as-converted basis, as specified in the Series B Investors’ Rights Agreement. For the avoidance of doubt, the issuance of Series B Preferred Stock under this Section 4.11 and any other anti-dilution adjustments triggered by such issuance of Series B Preferred Stock, including the adjustment of the Series AA Conversion Price pursuant to Section 4.10 of Part B hereof, shall be performed in a concerted manner such that, after such issuance and adjustment(s), the final allocation of outstanding Common Stock on a fully-diluted and as-converted basis is consistent with the intended effects of such issuance and adjustment(s).

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4.12        Notice of Record Date. In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(a)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(b)          of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

5.           Mandatory Conversion.

5.1         Trigger Events. Upon either (a) the closing of a Series B Qualified Public Offering; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Series B Conversion Time”), (i) all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

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5.2          Procedural Requirements. All holders of record of shares of Series B Preferred Stock shall be sent written notice of the Mandatory Series B Conversion Time and the place designated for mandatory conversion of all such shares of Series B Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Series B Conversion Time. Upon receipt of such notice, each holder of shares of Series B Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series B Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Series B Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5.2. As soon as practicable after the Mandatory Series B Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series B Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series B Preferred Stock converted. Such converted Series B Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series B Preferred Stock accordingly.

6.           Redemption.

6.1          Mandatory Redemption. On or after the Series AA Fifth Anniversary Date, the Corporation shall, upon the request of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock, redeem all outstanding shares of Series B Preferred Stock, out of funds lawfully available therefor, at a price equal to the Series B Original Issue Price per share, plus all accrued but unpaid dividends thereon (whether or not declared) (the “Series B Mandatory Redemption Price”). The redemption shall occur not more than 120 days after the request and the date of such redemption shall be referred to as a “Series B Mandatory Redemption Date.” On the Series B Mandatory Redemption Date, the Corporation shall redeem the outstanding shares of Series B Preferred Stock. If the Corporation does not have sufficient funds legally available to redeem on any Series B Mandatory Redemption Date all shares of Series B Preferred Stock to be redeemed Series B Preferred Stock on such Series B Mandatory Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such capital stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefore.

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6.2          Optional Redemption. At any time, shares of Series B Preferred Stock may be redeemed by the Corporation, at its election, out of funds lawfully available therefor at a price equal to the Series B Original Issue Price per share, plus all accrued but unpaid dividends thereon (whether or not declared) and, if such redemption is prior to the Series AA Fifth Anniversary Date, plus all dividends that would accrue on the Series B Preferred Stock through the Series AA Fifth Anniversary Date (the “Series B Optional Redemption Price”). The date of any such redemption shall be referred to as a “Series B Optional Redemption Date.” If the Corporation does not redeem all outstanding shares of Series B Preferred Stock on any Series B Optional Redemption Date, the Corporation may redeem a pro rata portion of each holder’s redeemable shares of such capital stock. Nothing in this Section 6 shall be deemed to limit the Corporation’s power to repurchase shares of Series B Preferred Stock in a negotiated transaction with one or more stockholders.

6.3          Series B Redemption. The Corporation shall send written notice of the mandatory or optional redemption (the “Series B Redemption”) to each holder of record of Series B Preferred Stock not less than 30 days prior to a Series B Mandatory Redemption Date or Series B Optional Redemption Date, as applicable. Each Series B Redemption shall state:

(a)          the number of shares of Series B Preferred Stock held by the holder that the Corporation shall redeem on the Series B Mandatory Redemption Date or Series B Optional Redemption Date, as applicable, specified in the Series B Redemption;

(b)          the Series B Mandatory Redemption Date or Series B Optional Redemption Date, as applicable, and the Series B Mandatory Redemption Price or the Series B Optional Redemption Price, as applicable;

(c)          the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4.1); and

(d)          that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

6.4          Surrender of Certificates; Payment. On or before the Series B Mandatory Redemption Date or Series B Optional Redemption Date, as applicable, each holder of shares of Series B Preferred Stock to be redeemed on such date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4, shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Series B Redemption, and thereupon the Series B Mandatory Redemption Price or Series B Optional Redemption Price, as applicable, for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series B Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series B Preferred Stock shall promptly be issued to such holder.

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6.5          Rights Subsequent to Redemption. If the Series B Redemption shall have been duly given, and if on the applicable Series B Mandatory Redemption Date or Series B Optional Redemption Date, the Series B Mandatory Redemption Price or Series B Optional Redemption Price, as applicable, payable upon redemption of the shares of Series B Preferred Stock to be redeemed on such redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series B Preferred Stock shall cease to accrue after such Series B Mandatory Redemption Date or Series B Optional Redemption Date, as applicable, and terminate all rights with respect to such shares shall forthwith after the applicable Series B Mandatory Redemption Date or Series B Optional Redemption Date terminates, except only the right of the holders to receive the Series B Mandatory Redemption Price or Series B Optional Redemption Price, as applicable, without interest upon surrender of their certificate or certificates therefore (subject to applicable escheat laws).

7.          Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series B Preferred Stock following redemption.

8.          Transfer Restrictions on Series B Preferred Stock. The Series B Preferred Stock may not be transferred, except in accordance with (a) the redemption or Series B Conversion Rights contained in this Charter; or (b) in accordance with the Series B Investors’ Rights Agreement.

9.          Waiver. Any of the rights, powers, preferences and other terms of the Series B Preferred Stock set forth herein may be waived on behalf of all holders of Series B Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding.

10.        Notices. Any notice required or permitted by the provisions of this Article SIXTH to be given to a holder of shares of Series B Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the MGCL, and shall be deemed sent upon such mailing or electronic transmission.

D.	Classification of Shares of Capital Stock

1.          Power to Issue, Classify and Reclassify. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws of the Corporation. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

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2.          Terms of Classified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file Articles of Amendment or Articles Supplementary with the State Department of Assessments and Taxation of Maryland.

SEVENTH:      The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock subject to any such amendment being approved in accordance with the MGCL and the Charter. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation

EIGHTH:          Subject to any additional vote required by the Charter or Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

NINTH:            The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be one, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation, but shall never be less than the minimum number required by the MGCL. The name of the director who shall serve until the first annual meeting of stockholders and until his successor is duly elected and qualifies is Michael L. Kranda. This director may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws of the Corporation.

TENTH:            Until the Series AA Termination Date and Series B Termination Date, the number of directors of the Corporation shall not exceed nine and, after such time, the number of directors shall be determined in the manner set forth in the Bylaws of the Corporation.

ELEVENTH:    Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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TWELFTH:     Meetings of stockholders may be held within or without the State of Maryland, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Maryland at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

THIRTEENTH:          Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

FOURTEENTH:          In the event that the Board of Directors approves a liquidation and/or dissolution and submits it for consideration by the stockholders, a majority of the outstanding shares of Series AA Preferred Stock, Series B Preferred Stock and the Common Stock, may vote to approve that all shares of outstanding capital stock of the Corporation be converted into common stock. Each outstanding share of Series AA Preferred Stock and Series B Preferred Stock shall convert into such number of shares of Common Stock equal in value (as determined in good faith by the Board of Directors) to the amount of cash or other consideration such share of Series AA Preferred Stock and Series B Preferred Stock, as applicable, would have been entitled to receive in accordance with Part 2 and Part 3 of Article Sixth of the charter based on such shares’ liquidation preference or rights upon a liquidation. The outstanding shares of Common Stock would be diluted to the extent necessary to insure that the holders of Series AA Stock and Series B Stock receive the appropriate number of shares of Common Stock. Such a redemption pursuant to this Article Thirteen shall be a “Recapitalization Event.”

FIFTEENTH:   To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption..

SIXTEENTH:   The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

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IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this ______ day of November, 2010.

By:	/s/ Michael L. Kranda
Michael L. Kranda